                                                                    EXHIBIT 99.2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MAXXAM Group Inc.:

      We have audited the accompanying consolidated balance sheets of MAXXAM
Group Inc. (a Delaware corporation and a wholly owned subsidiary of MAXXAM Group
Holdings Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Group
Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                        ARTHUR ANDERSEN LLP

San Francisco, California
March 15, 2001

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2000         1999
                                                                                            -----------  -----------
ASSETS:

Current assets:
   Cash and cash equivalents..............................................................  $    154.7   $    180.8
   Marketable securities..................................................................        21.5         43.8
   Receivables:
      Trade...............................................................................        10.4         10.9
      Other...............................................................................         3.1          6.9
   Inventories............................................................................        53.3         41.3
   Prepaid expenses and other current assets..............................................        14.3         17.7
                                                                                            -----------  -----------
        Total current assets..............................................................       257.3        301.4
Property, plant and equipment, net of accumulated depreciation of $111.8 and
   $102.8 respectively....................................................................        99.5         99.7
Timber and timberlands, net of accumulated depletion of $251.9 and $249.1,
   respectively...........................................................................       262.8        275.2
Deferred financing costs, net.............................................................        17.9         20.9
Deferred income taxes.....................................................................        20.8         90.4
Restricted cash, marketable securities and other investments..............................        96.6        158.9
Other assets..............................................................................         7.8          8.9
                                                                                            -----------  -----------
                                                                                            $    762.7   $    955.4
                                                                                            ===========  ===========

LIABILITIES AND STOCKHOLDER'S DEFICIT:

Current liabilities:
   Accounts payable.......................................................................  $     6.1   $      6.1
   Accrued interest.......................................................................       26.4         28.2
   Accrued compensation and related benefits..............................................        8.2          3.7
   Deferred income taxes..................................................................        8.8          5.8
   Other accrued liabilities..............................................................        3.6          5.2
   Short-term borrowings and current maturities of long-term debt.........................       53.5         16.0
                                                                                            ----------  -----------
        Total current liabilities.........................................................      106.6         65.0
Long-term debt, less current maturities...................................................      767.8        844.2
Deferred income taxes.....................................................................       31.2         78.8
Other noncurrent liabilities..............................................................       26.6         45.8
                                                                                            ----------  -----------
        Total liabilities.................................................................      932.2      1,033.8
                                                                                            ----------  -----------

Contingencies

Stockholder's deficit:
   Common stock, $0.081/3 par value; 1,000 shares authorized; 100 shares issued...........          -            -
   Additional capital.....................................................................       81.3         81.3
   Accumulated deficit....................................................................     (251.4)      (159.7)
   Accumulated other comprehensive income.................................................        0.6            -
                                                                                            ----------  -----------
        Total stockholder's deficit.......................................................     (169.5)       (78.4)
                                                                                            ----------  -----------
                                                                                            $   762.7   $    955.4
                                                                                            ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                            (IN MILLIONS OF DOLLARS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   2000        1999        1998
                                                                                ----------  ----------  ----------
Net sales:
   Lumber and logs............................................................  $   178.8   $   165.5   $   213.1
   Other......................................................................       21.3        22.3        20.5
                                                                                ----------  ----------  ----------
                                                                                    200.1       187.8       233.6
                                                                                ----------  ----------  ----------

Operating expenses:
   Cost of goods sold.........................................................      157.4       159.5       155.3
   Selling, general and administrative expenses...............................       15.4        15.4        14.9
   Depletion and depreciation.................................................       20.3        17.3        23.1
                                                                                ----------  ----------  ----------
                                                                                    193.1       192.2       193.3
                                                                                ----------  ----------  ----------

Operating income (loss).......................................................        7.0        (4.4)       40.3

Other income (expense):
   Gains on sales of timberlands..............................................       59.5       239.8           -
   Investment, interest and other income (expense), net.......................       20.6        26.9         9.2
   Interest expense...........................................................      (64.1)      (66.5)      (75.3)
                                                                                ----------  ----------  ----------
Income (loss) before income taxes.............................................       23.0       195.8       (25.8)
Credit (provision) in lieu of income taxes....................................      (10.2)      (77.6)        9.1
                                                                                ----------  ----------  ----------
Income (loss) before extraordinary item.......................................       12.8       118.2       (16.7)
Extraordinary items:
   Gains on repurchases of debt, net of provision in lieu of income
      taxes of $2.2...........................................................        3.8           -           -
   Loss on early extinguishment of debt, net of
      credit in lieu of income taxes of $22.7.................................          -           -       (40.1)
                                                                                ----------  ----------  ----------
Net income (loss).............................................................  $    16.6   $   118.2   $   (56.8)
                                                                                ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S DEFICIT
              (IN MILLION OF DOLLARS, EXCEPT PER SHARE INFORMATION)

                                                                                      ACCUMU-
                                                                                      LATED
                                                                                      OTHER                 COMPRE-
                                                  COMMON        ADDI-      ACCUM-     COMPRE-               HENSIVE
                                                   STOCK       TIONAL      ULATED     HENSIVE               INCOME
                                               (.081/3 PAR)   CAPITAL     DEFICIT     INCOME       TOTAL    (LOSS)
                                               ------------  ----------  ----------  ----------  ---------  ----------
Balance, December 31, 1997.................... $         -   $    81.3   $  (183.7)  $       -   $ (102.4)
   Net loss and comprehensive loss............           -           -       (56.8)          -      (56.8)  $   (56.8)
                                                                                                            ==========
   Dividend...................................           -           -       (18.7)          -      (18.7)
                                               ------------  ----------  ---------  ----------  ---------
Balance, December 31, 1998....................           -        81.3      (259.2)          -     (177.9)
   Net income and comprehensive income........           -           -       118.2           -      118.2    $   118.2
                                                                                                            ==========
   Dividend...................................           -           -       (18.7)          -      (18.7)
                                               ------------   ----------  ---------  ----------  ---------
Balance, December 31, 1999....................           -         81.3     (159.7)          -      (78.4)
   Net income.................................           -            -       16.6           -       16.6    $   16.6
   Change in value of available-for-sale
      investments.............................           -            -          -         0.6        0.6         0.6
                                                                                                            ----------
   Comprehensive income.......................                                                              $    17.2
                                                                                                            ==========
   Dividend...................................           -            -     (108.3)          -     (108.3)
                                               ------------   ----------  ---------  ----------  ---------
Balance, December 31, 2000.................... $         -    $    81.3   $ (251.4)  $     0.6   $ (169.5)
                                               ============   ==========  =========  ==========  =========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN MILLIONS OF DOLLARS)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2000      1999       1998
                                                                                     --------- ---------  ---------
Cash flows from operating activities:
   Net income (loss)...............................................................  $   16.6  $  118.2   $  (56.8)
   Adjustments to reconcile net income (loss) to net cash provided by (used for)
      operating activities:
      Depletion and depreciation...................................................      20.3      17.3       23.1
      Gains on sales of timberlands................................................     (59.5)   (239.8)         -
      Extraordinary loss (gains) on early extinguishments of debt, net.............      (3.8)        -       40.1
      Amortization of deferred financing costs and discounts on long-term debt.....       1.5       1.6       10.7
      Net gains on marketable securities...........................................      (8.2)    (11.5)      (2.9)
   Increase (decrease) in cash resulting from changes in:
      Receivables..................................................................       3.9      (6.7)       9.4
      Inventories, net of depletion................................................     (11.7)     (2.0)      14.0
      Prepaid expenses and other assets............................................      (3.3)     (4.5)      (2.7)
      Accounts payable.............................................................         -       2.7       (1.2)
      Accrued interest.............................................................      (1.8)     (0.1)       4.0
      Accrued and deferred income taxes............................................      10.6      75.8       (9.5)
      Long-term assets and long-term liabilities...................................       2.0       0.1       (3.8)
   Other ..........................................................................      (0.1)     (0.1)      (1.8)
                                                                                     --------- ---------  ---------
        Net cash provided by (used for) operating activities.......................     (33.5)    (49.0)      22.6
                                                                                     --------- ---------  ---------

Cash flows from investing activities:
   Net proceeds from dispositions of property and investments......................      67.3     298.3        6.6
   Net sales (purchases) of marketable securities..................................      30.9      (4.7)      42.6
   Capital expenditures............................................................     (14.0)    (23.1)     (21.2)
   Restricted cash withdrawals used to acquire timberlands.........................       0.8      12.9        8.9
                                                                                     --------- ---------  ---------
        Net cash provided by investing activities..................................      85.0     283.4       36.9
                                                                                     --------- ---------  ---------

Cash flows from financing activities:
   Proceeds from issuance of long-term debt........................................         -         -      867.2
   Premiums for early retirement of debt...........................................         -         -      (42.9)
   Net borrowings under revolving credit agreements................................      37.0         -          -
   Incurrence of deferred financing costs..........................................         -      (0.7)     (22.4)
   Redemptions, repurchases of and principal payments on long-term debt............     (16.0)     (8.3)    (796.8)
   Dividends paid..................................................................    (108.3)    (18.7)     (18.7)
   Other restricted cash withdrawals (deposits), net...............................       9.7    (171.1)       9.5
                                                                                     --------- ---------  ---------
        Net cash used for financing activities.....................................     (77.6)   (198.8)      (4.1)
                                                                                     --------- ---------  ---------

Net increase (decrease) in cash and cash equivalents...............................     (26.1)     35.6       55.4
Cash and cash equivalents at beginning of year.....................................     180.8     145.2       89.8
                                                                                     --------- ---------  ---------
Cash and cash equivalents at end of year...........................................  $  154.7  $  180.8   $  145.2
                                                                                     ========= =========  =========

   The accompanying notes are an integral part of these financial statements.

                       MAXXAM GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of MAXXAM Group
Inc. ("MGI") and its subsidiaries, collectively referred to herein as the
"Company." MGI is a wholly owned subsidiary of MAXXAM Group Holdings Inc.
("MGHI") which is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM").
Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

      The Company is engaged in forest products operations conducted through its wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and
Britt Lumber Co., Inc. ("BRITT"). Pacific Lumber's principal wholly owned subsidiaries are Scotia Pacific Company LLC ("SCOTIA LLC") and Salmon Creek LLC;
("SALMON CREEK"). The Company operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products.

   USE OF ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their filing the consolidated financial statements with the Securities and
Exchange Commission. Adjustments made using estimates often relate to improved information not previously available. Uncertainties regarding such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, actual results could differ from estimates, and it is possible that the subsequent resolution of any one of the contingent matters described in Note 10 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Prepaid Expenses and Other Current Assets; Other Long-term Assets
      Direct costs associated with the preparation of timber harvesting plans
("THPS") are capitalized and reflected in prepaid expenses and other current assets on the balance sheet. These costs are expensed as the timber covered by the related THP is harvested. Costs associated with the preparation of a sustained yield plan ("SYP") and a multi-species habitat conservation plan
("HCP") are capitalized and reflected in other long-term assets. These costs are being amortized over 10 years.

      Timber and Timberlands
      Timber and timberlands are stated at cost, net of accumulated depletion.
Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

      Concentrations of Credit Risk
      Cash equivalents and restricted marketable securities are invested primarily in commercial paper as well as other types of corporate and government debt obligations. The Company has mitigated its concentration of credit risk with respect to these investments by purchasing high grade investments (ratings of A1/P1 short-term or at least AA/aa long- term debt). No more than 10% is invested in the same issue. Unrestricted marketable securities are invested in corporate common stocks and option contracts. These investments are managed by a financial institution, and investments are limited to no more than 4.9% of an individual company's stock.

      The Company had three customers which accounted for 11.1%, 7.1% and 5.6%
of total net lumber sales for the year ended December 31, 2000. Trade receivables from these customers totaled $1.3 million as of December 31, 2000.
As of December 31, 2000, the Company had receivables from Pacific Gas & Electric
Company ("PG&E") of $2.2 million. PG&E is currently experiencing financial difficulties in connection with the power shortages in California, and therefore the collectibility of the receivables is uncertain. As of March 15, 2001, $0.9 million of this balance had been collected. Additional sales of power to PG&E have been made during the first quarter of 2001. As of March 15, 2001, the uncollected receivable balance attributable to sales made in 2000 and 2001 was
$4.2 million.

      Revenue Recognition
      Revenues from the sale of logs, lumber products and by-products are recorded when the legal ownership and the risk of loss passes to the buyer, which is generally at the time of shipment.

      Deferred Financing Costs
      Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing. The amortization of deferred financing costs expense is included in interest expense on the income statement.

2.    HEADWATERS TRANSACTIONS

      On March 1, 1999, the United States and California acquired the Headwaters
Timberlands, approximately 5,600 acres of timberlands containing a significant amount of virgin old growth timber, from Pacific Lumber and its wholly owned subsidiary, Salmon Creek. Salmon Creek received $299.9 million for its 4,900 acres, and for its 700 acres Pacific Lumber received the 7,700 acre Elk River
Timberlands, which Pacific Lumber contributed to Scotia LLC in June 1999. See
Note 10 below for a discussion of additional agreements entered into on March 1,
1999.

      As a result of the disposition of the Headwaters Timberlands, the Company recognized a pre-tax gain of $239.8 million ($142.1 million net of deferred taxes) in 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received $299.9 million in cash. With respect to the remaining portion of the Headwaters Timberlands for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands have been reflected in the Company's financial statements at an amount which represents the Company's historical cost for the timberlands which were transferred to the United States.

      Scotia LLC and Pacific Lumber also entered into agreements with California for the sale of two timber properties known as the Owl Creek grove and the
Grizzly Creek grove. On December 29, 2000, Scotia LLC sold the Owl Creek grove to California for $67.0 million, resulting in a pre-tax gain of $60.0 million.
Under a separate agreement, California must purchase from Pacific Lumber all or a portion of the Grizzly Creek grove for a purchase price to be determined based on its fair market value, but not to exceed $19.9 million. This transaction has not been completed. The original October 31, 2000, date for completing the sale of the Grizzly Creek grove has been extended to December 31, 2001. California also has a five year option under the Grizzly Creek agreement to purchase additional property in the Grizzly Creek grove. The sale of the Grizzly Creek grove will not be reflected in the Company's financial statements until it has been concluded.

3.    CASH, MARKETABLE SECURITIES AND OTHER INVESTMENTS

      Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less. As of December 31, 2000 and 1999, the carrying amounts approximated fair value.

      Marketable securities consist primarily of investments in debt securities and long and short positions in corporate common stocks and option contracts.
The Company determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as "held-to-maturity" when the Company has the positive intent and ability to hold the securities to maturity. Debt securities which the Company does not have the intent or ability to hold to maturity are classified as "available-for- sale." "Held-to-maturity"
securities are stated at amortized cost. Debt securities classified as
"held-to-maturity" as of December 31, 2000 and 1999, totaled $18.9 million and
$169.1 million, respectively, and had a fair market value of $18.9 million and
$168.5 million, respectively. "Available-for-sale" securities are carried at fair market value, with the unrealized gains and losses included in other comprehensive income and reported in stockholder's deficit. The fair value of substantially all securities is determined by quoted market prices. Marketable securities which are considered "trading" securities consist of long and short positions in corporate common stocks and option contracts and are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense), net for each of the three years in the period ended December 31, 2000 were: 2000
- net realized gains of $8.1 million and no net unrealized gains (losses); 1999
- net realized gains of $12.5 million and net unrealized losses of $0.9 million;
1998 - net realized gains of $5.1 million and net unrealized losses of $2.2 million.

      Other investments included in long-term restricted cash, marketable securities and other investments includes $10.1 million as of December 31, 2000, invested in a limited partnership which invests in marketable securities. The carrying amount for this investment reflects the market value of the underlying securities.

      Cash, marketable securities and other investments include the following amounts which are restricted (in millions):

                                                                                               December 31,
                                                                                       ----------------------------
                                                                                           2000           1999
                                                                                       ------------- --------------
Current assets:
   Cash and cash equivalents:
      Amounts held as security for short positions in marketable securities..........  $        5.1  $        27.1
      Other restricted cash and cash equivalents.....................................          29.2              -
                                                                                       ------------- --------------
                                                                                               34.3           27.1
                                                                                       ------------- --------------
   Marketable securities, restricted:
      Amounts held in SAR Account....................................................          16.3           15.9
                                                                                       ------------- --------------

Long-term restricted cash, marketable securities and other investments:
   Amounts held in SAR Account.......................................................         144.4          153.2
   Amounts held in Prefunding Account................................................           2.5            3.3
   Other amounts restricted under the Timber Notes Indenture.........................           0.4            0.4
   Other long-term restricted cash...................................................           2.0            2.0
   Less:  Amounts attributable to Timber Notes held in SAR Account...................         (52.7)             -
                                                                                       ------------- --------------
                                                                                               96.6          158.9
                                                                                       ------------- --------------

Total restricted cash, marketable securities and other investments...................  $      147.2  $       201.9
                                                                                       ============= ==============

      Amounts in the Scheduled Amortization Reserve Account (the "SAR ACCOUNT")
are being held by the trustee under the indenture (the "TIMBER NOTES INDENTURE")
to support principal payments on Scotia LLC's Class A-1, Class A-2 and Class A-3
Timber Collateralized Notes due 2028 (the "TIMBER NOTES"). See Note 7 for
further discussion on the SAR Account. Amounts held in the "PREFUNDING ACCOUNT"
by the trustee are to be used by Scotia LLC to acquire additional timberlands.
The current portion of the SAR Account is determined based on the liquidity needs of Scotia LLC which corresponds directly with the current portion of
Scheduled Amortization.

4.    INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method not in excess of market value. Replacement cost is not in excess of LIFO cost. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

      Inventories consist of the following (in millions):

                                                           DECEMBER 31,
                                                       --------------------
                                                         2000       1999
                                                       ---------  ---------
Lumber................................................ $   30.7   $   17.2
Logs..................................................     22.6       24.1
                                                       ---------  ---------
                                                       $   53.3   $   41.3
                                                       =========  =========

5.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment, including capitalized interest, is stated
at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment is present. The existence of an impairment is determined by comparing the net carrying value of the asset to its estimated undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

      The major classes of property, plant and equipment are as follows (dollar amounts in millions):

                                                                               ESTIMATED         DECEMBER 31,
                                                                                            -----------------------
                                                                             USEFUL LIVES      2000        1999
                                                                             -------------  ----------  -----------
Logging roads, land and improvements.......................................       15 years  $    34.0   $     27.7
Buildings..................................................................       33 years       37.5         36.7
Machinery and equipment....................................................   3 - 15 years      137.0        137.4
Construction in progress...................................................                       2.8          0.7
                                                                                            ----------  -----------
                                                                                                211.3        202.5
Less:  accumulated depreciation............................................                    (111.8)      (102.8)
                                                                                            ----------  -----------
                                                                                            $    99.5   $     99.7
                                                                                            ==========  ===========

      Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was 10.3 million, $10.0 million and $9.2 million, respectively.

6.    LONG-TERM AND SHORT-TERM DEBT

      Long-term and short-term debt consists of the following (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2000        1999
                                                                                            ----------  -----------
Pacific Lumber Credit Agreement...........................................................  $    37.0   $        -
6.55% Scotia LLC Class A-1 Timber Collateralized Notes due July 20, 2028..................      136.7        152.6
7.11% Scotia LLC Class A-2 Timber Collateralized Notes due July 20, 2028..................      243.2        243.2
7.71% Scotia LLC Class A-3 Timber Collateralized Notes due July 20, 2028..................      463.3        463.3
Other.....................................................................................        1.0          1.1
                                                                                            ----------  -----------
                                                                                                881.2        860.2
Less: current maturities..................................................................      (53.5)       (16.0)
   Timber Notes held in SAR Account.......................................................      (59.9)           -
                                                                                            ----------  -----------
                                                                                            $   767.8   $    844.2
                                                                                            ==========  ===========

      Scotia LLC Timber Notes
      Scotia LLC issued $867.2 million aggregate principal amount of Timber
Notes on July 20, 1998. Net proceeds from the offering of the Timber Notes were used primarily to prepay certain debt, and accordingly, in 1998 the Company recognized an extraordinary loss of $40.1 million, net of the related income tax benefit of $22.7 million, for the early extinguishment.

      The Timber Notes and the Scotia LLC Line of Credit (defined below) are secured by a lien on (i) Scotia LLC's timber, timberlands and timber rights and
(ii) substantially all of Scotia LLC's other property. The Timber Notes
Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the remaining $136.7 million of Class A-1 Timber Notes).

      The Timber Notes were structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date is referred to as
Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay
(on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled
Amortization. If all payments of principal are made in accordance with Scheduled
Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class
A-3 Timber Notes.

      Pursuant to certain liquidity requirements under the Timber Notes
Indenture, Scotia LLC has entered into an agreement (the "SCOTIA LLC LINE OF
CREDIT") with a group of banks pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The maximum amount Scotia LLC may borrow is equal to one year's interest on the aggregate outstanding principal balance of the
Timber Notes (the "REQUIRED LIQUIDITY AMOUNT"). At December 31, 2000, the
Required Liquidity Amount was $62.0 million. The Scotia LLC Line of Credit expires on July 15, 2001. Annually, Scotia LLC will request that the banks extend the Scotia LLC Line of Credit for a period of not less than 364 days. If not extended, Scotia LLC may draw upon the full amount available. Borrowings under the Scotia LLC Line of Credit generally bear interest at the Base Rate (as defined in the agreement) plus 0.25% or at a one month or six month LIBOR rate plus 1% at any time the borrowings have not been continually outstanding for more than six months. As of December 31, 2000, Scotia LLC had no borrowings outstanding under the Scotia LLC Line of Credit.

      In connection with the sale of the Headwaters Timberlands, Salmon Creek received proceeds of $299.9 million in cash. See Note 2. On November 18, 1999,
$169.0 million of funds from the sale of the Headwaters Timberlands were contributed to Scotia LLC and set aside in the SAR Account. Amounts in the SAR
Account are part of the collateral securing the Timber Notes and will be used to make principal payments to the extent that other available amounts are insufficient to pay Scheduled Amortization on the Class A-1 and Class A-2 Timber
Notes. In addition, during the six years beginning January 20, 2014, amounts in the SAR Account will be used to amortize the Class A-3 Timber Notes as set forth in the Timber Notes Indenture, as amended. Funds may from time to time be released to Scotia LLC from the SAR Account if the amount in the account exceeds the then Required Scheduled Amortization Reserve Balance (as defined in the
Timber Notes Indenture). If the balance in the SAR Account falls below the
Required Scheduled Amortization Reserve Balance, up to 50% of any Remaining
Funds (funds that could otherwise be released to Scotia LLC free of the lien securing the Timber Notes) is required to be used on each monthly deposit date to replenish the SAR Account. The amount attributable to Timber Notes held in the SAR Account of $52.7 million reflected in Note 3 represents $59.9 million of principal amount for reacquired Timber Notes. Repurchases made during the year ended December 31, 2000, resulted in an extraordinary gain of $3.8 million, net of tax.

      Principal and interest on the Timber Notes are payable semi-annually on
January 20 and July 20. On the January 22, 2001, note payment date for the
Timber Notes, Scotia LLC had $40.8 million set aside in the note payment account to pay the $31.0 million of interest due and $9.8 million of principal. Scotia
LLC repaid an additional $3.3 million of principal using funds held in the SAR
Account resulting in a total principal payment of $13.1 million (an amount equal to Scheduled Amortization). In addition $10.8 million in funds representing the excess in the SAR Account above the Required Scheduled Amortization Reserve
Balance were released from the SAR Account on January 22, 2001.

      Pacific Lumber Credit Agreement
      The Pacific Lumber Credit Agreement, a senior secured credit facility which expires on October 31, 2001, allows for borrowings of up to $60.0 million, all of which may be used for revolving borrowings, $20.0 million of which may be used for standby letters of credit and $30.0 million of which may be used for timberland acquisitions. Borrowings are secured by all of Pacific Lumber's domestic accounts receivable and inventory. Borrowings for timberland acquisitions are also secured by the acquired timberlands and, commencing in
April 2001, are to be repaid annually from 50% of Pacific Lumber's excess cash flow (as defined). The remaining excess cash flow is available for dividends.
Upon maturity of the facility, all outstanding borrowings used for timberland acquisitions will convert to a term loan repayable over four years. As of
December 31, 2000, borrowings of $37.0 million and letters of credit of $12.5 million were outstanding, and no borrowings were available under the agreement.

      Maturities
      Scheduled maturities of long-term and short-term debt outstanding at
December 31, 2000 are as follows: $53.5 million in 2001, $17.3 million in 2002,
$19.5 million in 2003, $22.4 million in 2004, $25.2 million in 2005 and $683.4 million thereafter.

      Restricted Net Assets of Subsidiaries
      As of December 31, 2000, all of the assets of Pacific Lumber are subject to certain debt instruments which restrict the ability to transfer assets, make loans and advances and pay dividends to the Company.

7.    CREDIT (PROVISION) IN LIEU OF INCOME TAXES

      Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the
Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

      The Company and its corporate subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes.

      Pursuant to a tax allocation agreement between MAXXAM, Pacific Lumber, and
Salmon Creek (the "PL TAX ALLOCATION AGREEMENT"), Pacific Lumber is liable to
MAXXAM for the federal consolidated income tax liability of Pacific Lumber,
Scotia LLC and certain other subsidiaries of Pacific Lumber (but excluding
Salmon Creek) (collectively, the "PL SUBGROUP") computed as if the PL Subgroup was a separate affiliated group of corporations which was never connected with
MAXXAM. The PL Tax Allocation Agreement further provides that Salmon Creek is liable to MAXXAM for its federal income tax liability computed on a separate company basis as if it was never connected with MAXXAM. For taxable periods beginning after December 7, 1999 (the day on which Salmon Creek was converted from a corporation to a limited liability company), the PL Subgroup includes
Salmon Creek and there is no separate calculation for Salmon Creek. The remaining subsidiaries of the Company are each liable to MAXXAM for their respective income tax liabilities computed on a separate company basis as if they were never connected with MAXXAM, pursuant to their respective tax allocation agreements.

      MGI's tax allocation agreement with MAXXAM (the "MGI TAX ALLOCATION
AGREEMENT") provides that the Company's federal income tax liability is computed as if the Company files a consolidated tax return with all of its subsidiaries except Salmon Creek, and that such corporations were never connected with MAXXAM
(the "MGI CONSOLIDATED TAX LIABILITY"). For taxable periods beginning after
December 7, 1999, the MGI Consolidated Tax Liability includes Salmon Creek. The federal income tax liability of the Company is the difference between (i) the
MGI Consolidated Tax Liability and (ii) the sum of the separate tax liabilities for the Company's subsidiaries (computed as discussed above), but excluding
Salmon Creek for taxable periods through December 7, 1999. To the extent that the MGI Consolidated Tax Liability is less than the aggregate amounts in (ii),
MAXXAM is obligated to pay the amount of such difference to the Company.

      The credit (provision) in lieu of income taxes on income (loss) before income taxes consists of the following (in millions):

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2000      1999       1998
                                                                                     --------- ---------  ---------
Current:
   Federal in lieu of income taxes.................................................  $    0.1  $   (3.0)  $    0.1
   State and local.................................................................         -       0.1       (0.1)
                                                                                     --------- ---------  ---------
                                                                                          0.1      (2.9)         -
                                                                                     --------- ---------  ---------
Deferred:
   Federal in lieu of income taxes.................................................      (6.2)    (53.1)       6.9
   State and local.................................................................      (4.1)    (21.6)       2.2
                                                                                     --------- ---------  ---------
                                                                                        (10.3)    (74.7)       9.1
                                                                                     --------- ---------  ---------
                                                                                     $  (10.2) $  (77.6)  $    9.1
                                                                                     ========= =========  =========

      A reconciliation between the credit (provision) in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes is as follows (in millions):

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2000      1999       1998
                                                                                     --------- ---------  ---------

Income (loss) before income taxes..................................................  $   23.0  $  195.8   $  (25.8)
                                                                                     ========= =========  =========

Amount of federal income tax credit (provision) based upon the statutory rate......  $   (8.1) $  (68.6)  $    9.0
Revision of prior years' tax estimates and other changes in valuation allowances...       0.7       4.5       (1.1)
State and local taxes, net of federal tax effect...................................      (2.7)    (13.1)       1.4
Expenses for which no federal tax benefit is available.............................      (0.2)     (0.4)      (0.3)
Other                                                                                     0.1         -        0.1
                                                                                     --------- ---------  ---------
                                                                                     $  (10.2) $  (77.6)  $    9.1
                                                                                     ========= =========  =========

      The revision of prior years' tax estimates and other changes in valuation allowances, as shown in the table above, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities.

      The components of the Company's net deferred income tax assets
(liabilities) are as follows (in millions):

                                                                                                 DECEMBER 31,
                                                                                            -----------------------
                                                                                               2000        1999
                                                                                            ----------  -----------
Deferred income tax assets:
   Loss and credit carryforwards..........................................................  $   144.7   $    134.2
   Timber and timberlands.................................................................       21.0         24.3
   Other..................................................................................       20.4         13.4
   Valuation allowances...................................................................      (47.6)       (47.6)
                                                                                            ----------  -----------
      Total deferred income tax assets, net...............................................      138.5        124.3
                                                                                            ----------  -----------
Deferred income tax liabilities:
   Deferred gains on sales of timber and timberlands......................................     (130.4)      (104.3)
   Property, plant and equipment..........................................................      (14.7)       (16.8)
   Inventories............................................................................       (8.2)        (9.1)
   Other..................................................................................       (6.1)        (1.3)
                                                                                            ----------  -----------
      Total deferred income tax liabilities...............................................     (159.4)      (131.5)
                                                                                            ----------  -----------
Net deferred income tax liabilities.......................................................  $   (20.9)  $     (7.2)
                                                                                            ==========  ===========

      Included in net deferred income tax assets as of December 31, 2000 is
$97.1 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors in determining the realizability of the deferred tax assets attributable to loss and credit carryforwards, including any limitations on their use, the year the carryforwards expire and the levels of taxable income necessary for utilization.
Based on this evaluation of the appropriate factors to determine the proper valuation allowances for the carryforwards, the Company believes that it is more likely than not that it will realize the benefit for the carryforwards for which valuation allowances were not provided. The deferred income tax liabilities related to deferred gains on the sales of timber and timberlands are a result of the sales of the Headwaters Timberlands (1999) and the Owl Creek grove (2000).

      Included in the net deferred income tax assets listed above are $(1.9)
million and $7.4 million at December 31, 2000 and 1999, respectively, which are recorded pursuant to the tax allocation agreements with MAXXAM.

      The following table presents the estimated tax attributes for federal income tax purposes for the Company and its subsidiaries as of December 31,
2000, under the terms of the respective tax allocation agreements (in millions).
The utilization of certain of these tax attributes is subject to limitations.

                                                                                                         EXPIRING
                                                                                                          THROUGH
                                                                                                        -----------
Regular Tax Attribute Carryforwards:
   Net operating losses...................................................................  $   394.3         2020
   Alternative Minimum tax credit.........................................................        0.7   Indefinite
Alternative Minimum Tax Attribute Carryforwards:
   Net operating losses...................................................................  $   346.4         2020

      The income tax provision related to other comprehensive income for the year ended December 31, 2000 was $(0.5) million. There was no provision related to other comprehensive income for the years ended December 31, 1999 and 1998.

8.    EMPLOYEE BENEFIT PLANS

      Pension and Other Postretirement Benefit Plans
      Pacific Lumber has a defined benefit plan which covers all employees of
Pacific Lumber. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with Pacific Lumber and the employee's compensation for that year. Pacific Lumber's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by the Employee Retirement Income Security Act of 1974, as amended.

      Pacific Lumber has an unfunded benefit plan for certain postretirement medical benefits which covers substantially all employees of Pacific Lumber.
Participants of the plan are eligible for certain health care benefits upon retirement. Participants make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

      The following tables present the changes, status and assumptions of
Pacific Lumber's pension and other postretirement benefit plans as of December
31, 2000 and 1999, respectively (in millions):

                                                                            PENSION BENEFITS   MEDICAL/LIFE BENEFITS
                                                                          -------------------- --------------------
                                                                                  YEARS ENDED DECEMBER 31,
                                                                          -----------------------------------------
                                                                            2000       1999      2000       1999
                                                                          ---------  --------- ---------  ---------
Change in benefit obligation:
   Benefit obligation at beginning of year..............................  $   33.7   $   34.3  $    4.9   $    5.0
   Service cost.........................................................       1.9        2.4       0.2        0.3
   Interest cost........................................................       2.7        2.5       0.3        0.4
   Plan participants' contributions.....................................         -          -       1.1        0.3
   Actuarial (gain) loss................................................       0.8       (4.8)      1.2       (0.7)
   Benefits paid........................................................      (0.9)      (0.7)     (1.7)      (0.4)
                                                                          ---------  --------- ---------  ---------
      Benefit obligation at end of year                                       38.2       33.7       6.0        4.9
                                                                          ---------  --------- ---------  ---------

Change in plan assets:
   Fair value of plan assets at beginning of year.......................      37.1       29.9         -          -
   Actual return on assets..............................................      (1.5)       5.7         -          -
   Employer contributions...............................................         -        2.2       0.6        0.1
   Plan participants' contributions.....................................         -          -       1.1        0.3
   Benefits paid........................................................      (0.9)      (0.7)     (1.7)      (0.4)
                                                                          ---------  --------- ---------  ---------
   Fair value of plan assets at end of year.............................      34.7       37.1         -          -
                                                                          ---------  --------- ---------  ---------

   Benefit obligation in excess of (less than) plan assets..............       3.5       (3.4)      6.0        4.9
   Unrecognized actuarial gain..........................................       7.5       12.8       0.8        2.1
   Unrecognized prior service costs.....................................      (0.7)      (0.8)        -          -
                                                                          ---------  --------- ---------  ---------
      Accrued benefit liability.........................................  $   10.3   $    8.6  $    6.8   $    7.0
                                                                          =========  ========= =========  =========

                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       2000       1999      1998       2000      1999       1998
                                                     ---------  --------  ---------  --------- ---------  ---------
Components of net periodic benefit costs:
   Service cost....................................  $    1.9   $   2.4   $    2.2   $    0.2  $    0.3   $    0.3
   Interest cost...................................       2.7       2.5        2.2        0.3       0.4        0.3
   Expected return on assets.......................      (2.6)     (2.1)      (1.8)         -         -          -
   Amortization of prior service costs.............       0.1       0.1        0.1          -         -          -
   Recognized net actuarial gain...................      (0.4)        -          -       (0.1)     (0.1)      (0.1)
                                                     ---------  --------  ---------  --------- ---------  ---------
      Adjusted net periodic benefit costs..........  $    1.7   $   2.9   $    2.7   $    0.4  $    0.6   $    0.5
                                                     =========  ========  =========  ========= =========  =========

                                                            PENSION BENEFITS             MEDICAL/LIFE BENEFITS
                                                     ------------------------------  ------------------------------
                                                                        YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       2000       1999      1998       2000      1999       1998
                                                     ---------  --------  ---------  --------- ---------  ---------
Weighted-average assumptions:
   Discount rate...................................    7.5%       7.8%      7.0%       7.5%      7.8%       7.0%
   Expected return on plan assets..................    8.0%       8.0%      8.0%         -         -          -
   Rate of compensation increase...................    5.0%       5.0%      5.0%       5.0%      5.0%       5.0%

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 2000 would have the following effects (in millions):

                                                                       1-PERCENTAGE-POINT              1-PERCENTAGE-POINT
                                                                            INCREASE                        DECREASE
                                                                   ---------------------------     ---------------------------
Effect on total of service and interest cost components.......              $    0.1                        $    (0.1)
Effect on the postretirement benefit obligations..............                   0.8                             (0.7)

      Employee Savings Plan
      Pacific Lumber's employees are eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. The cost to the
Company of this plan was $1.5 million, $1.4 million and $1.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

      Workers' Compensation Benefits
      Pacific Lumber is self-insured for workers' compensation benefits, whereas
Britt is insured for workers' compensation benefits by an outside party.
Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $9.2 million and $9.8 million at December 31, 2000 and 1999, respectively. Workers'
compensation expenses amounted to $3.4 million, $3.9 million and $3.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

9.    RELATED PARTY TRANSACTIONS

      MAXXAM provides the Company and certain of the Company's subsidiaries with accounting, data processing services, office space and various office personnel, insurance, legal, operating, financial and certain other services. MAXXAM's expenses incurred on behalf of the Company are reimbursed by the Company through payments consisting of (i) an allocation of the lease expense for the office space utilized by or on behalf of the Company and (ii) a reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of MAXXAM personnel rendering services to the Company. Charges by MAXXAM for such services were $2.0 million, $3.0 million and $3.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. The Company believes that the services being rendered are on terms not less favorable to the Company than those which would be obtainable from unaffiliated third parties.

10.   COMMITMENTS AND CONTINGENCIES

      Commitments
      Minimum rental commitments under operating leases at December 31, 2000 are as follows: years ending December 31, 2001--$4.2 million; 2002--$3.5 million;
2003--$2.8 million; 2004--$1.7 million; 2005--$1.2 million; thereafter--$2.5 million. Rental expense for operating leases was $4.7 million, $4.2 million and
$3.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

      Contingencies
      Regulatory and environmental matters play a significant role in the
Company's forest products business, which is subject to a variety of California and federal laws and regulations, as well as the HCP and SYP and Pacific
Lumber's timber operator's license, dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality. As further described in Note 2, on March 1, 1999, Pacific Lumber and MAXXAM consummated the Headwaters Agreement with the United States and
California. In addition to the transfer of the Headwaters Timberlands described in Note 2, the SYP and the HCP were approved and incidental take permits related to the HCP (the "PERMITS") were issued.

      The SYP complies with certain California Board of Forestry and Fire
Protection regulations requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and to demonstrate that their projected average annual harvest for any decade within a 100-year planning period will not exceed the average annual harvest level during the last decade of the 100-year planning period. The SYP is effective for 10 years
(subject to review after five years) and may be amended by Pacific Lumber, subject to approval by the California Department of Forestry and Fire Protection
(the "CDF"). Revised SYPs will be prepared every decade that address the harvest level based upon reassessment of changes in the resource base and other factors.
The HCP and the Permits allow incidental "take" of certain species located on the Company's timberlands which have been listed as endangered or threatened under the federal Endangered Species Act (the "ESA") and/or the California
Endangered Species Act ("CESA") so long as there is no "jeopardy" to the continued existence of such species. The HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The SYP is also subject to certain of these provisions. The HCP and related Permits have a term of 50 years. The Company believes that the SYP and the HCP should in the long-term expedite the preparation and facilitate approval of its THPs, although the Company is experiencing difficulties in the THP approval process as it implements these agreements.

      Under the Federal Clean Water Act, the Environmental Protection Agency
("EPA") is required to establish total maximum daily load limits ("TMDLS") in water courses that have been declared to be "water quality impaired." The EPA and the North Coast Regional Water Quality Control Board are in the process of establishing TMDLs for 17 northern California rivers and certain of their tributaries, including nine water courses that flow within the Company's timberlands. The Company expects this process to continue into 2010. In the
December 1999 EPA report dealing with TMDLs on two of the nine water courses, the agency indicated that the requirements under the HCP would significantly address the sediment issues that resulted in TMDL requirements for these water courses. However, the September 2000 report by the staff of the North Coast
Regional Water Quality Control Board proposed various actions, including restrictions on harvesting beyond those required under the HCP. Dates for hearings concerning these matters have not been scheduled. Establishment of the final TMDL requirements applicable to the Company's timberlands will be a lengthy process, and the final TMDL requirements applicable to the Company's timberlands may require aquatic protection measures that are different from or in addition to the prescriptions to be developed pursuant to the watershed analysis process provided for in the HCP.

      Lawsuits are pending and threatened which seek to prevent the Company from implementing the HCP and/or the SYP, implementing certain of the Company's approved THPs or carrying out certain other operations. On December 2, 1997, a lawsuit entitled Jennie Rollins, et al. v. Charles Hurwitz, John Campbell,
Pacific Lumber, MAXXAM Group Holdings Inc., Scotia Pacific Holding Company,
MAXXAM Group Inc., MAXXAM Inc., Barnum Timber Company, et al. (the "ROLLINS
LAWSUIT") was filed. On March 5, 2001, the parties in the Rollins lawsuit reached an agreement to settle this matter. Substantially all of the amounts to be paid to the plaintiffs will be paid by the Company's insurers. Still pending is a similar lawsuit, also filed on December 2, 1997, entitled Kristi Wrigley, et al. v. Charles Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings
Inc., Scotia Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Scotia
Pacific Company LLC, et al. (the "WRIGLEY LAWSUIT"). This action alleges, among other things, that the defendants' logging practices have contributed to an increase in flooding and damage to domestic water systems in a portion of the
Elk River watershed.

      On January 28, 1997, an action was filed against Pacific Lumber entitled
Ecological Rights Foundation, Mateel Environmental v. Pacific Lumber (the "ERF
LAWSUIT") in the U.S. District Court in the Northern District of California.
This action alleges that Pacific Lumber has discharged pollutants into federal waterways, and the plaintiffs are seeking to enjoin Pacific Lumber from continuing such actions, civil penalties of up to $25,000 per day for each violation, remediation and other damages. This case was dismissed by the
District Court on August 19, 1999, but the dismissal was reversed by the U.S.
Ninth Circuit Court of Appeals on October 30, 2000, and the case was remanded to the District Court, but no further proceedings have occurred. The Company believes that it has strong factual and legal defenses with respect to the
Wrigley lawsuit and ERF lawsuit; however, there can be no assurance that they will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

      On March 31, 1999, an action entitled Environmental Protection Information
Center, Sierra Club v. California Department of Forestry and Fire Protection,
California Department of Fish and Game, The Pacific Lumber Company, Scotia
Pacific Company LLC, Salmon Creek Corporation, et al. (the "EPIC-SYP/PERMITS
LAWSUIT") was filed alleging various violations of the CESA and the California
Environmental Quality Act , and challenging, among other things, the validity and legality of the Permits issued by California and the SYP. On March 31, 1999, an action entitled United Steelworkers of America, AFL-CIO, CLC, and Donald
Kegley v. California Department of Forestry and Fire Protection, The Pacific
Lumber Company, Scotia Pacific Company LLC and Salmon Creek Corporation (the
"USWA LAWSUIT") was filed also challenging the validity and legality of the SYP.
The Company believes that appropriate procedures were followed throughout the public review and approval process concerning the HCP and the SYP, and the
Company is working with the relevant government agencies to defend these challenges. Although uncertainties are inherent in the final outcome of the
EPIC-SYP/Permits lawsuit and the USWA lawsuit, the Company believes that the resolution of these matters should not result in a material adverse effect on its financial condition, results of operations or the ability to harvest timber.

      On or about February 23, 2001, Pacific Lumber received a letter from the
Environmental Protection Information Association of its 60 day notice of intent to sue Pacific Lumber under the federal Clean Water Act ("CWA"). The letter alleges a number of violations of the CWA by Pacific Lumber in certain watersheds since 1990. If filed, the lawsuit will purportedly seek declarative and injunction relief for past violations and to prevent future violations, as well as civil penalties. Such civil penalties could be up to $25,000 per day for each continuing violation. The Company does not know when or if a lawsuit will be filed regarding this matter, or if a lawsuit is filed, the ultimate impact of such lawsuit on its consolidated financial condition or results of operations.

      While the Company expects environmentally focused objections and lawsuits to continue, it believes that the HCP, the SYP and the Permits should enhance its position in connection with these continuing challenges and, over time, reduce or minimize such challenges.

11.   SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ------------------------------
                                                                                       2000      1999       1998
                                                                                     --------- ---------  ---------
                                                                                              (IN MILLIONS)
Supplemental information on non-cash investing and financing activities:
   Acquisition of assets subject to other liabilities............................... $      -  $      -   $    0.8
   Repurchases of debt using restricted cash........................................     52.5         -          -
   Purchases of marketable securities and other investments using restricted cash...      0.4      15.9          -

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest....................................... $   64.5  $   65.0   $   62.7
   Tax allocation payments to (from) MAXXAM.........................................     (0.5)      1.8        0.2

12.   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      Summary quarterly financial information for the years ended December 31,
2000 and 1999 is as follows (in millions):

                                                                            THREE MONTHS ENDED
                                                        -----------------------------------------------------------
                                                          MARCH 31        JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                        -------------  -------------  -------------- --------------
2000:
   Net sales..........................................  $       47.4   $       55.9   $        49.4  $        47.4
   Operating income (loss)............................           5.7            8.4             0.1           (7.2)
   Income (loss) before extraordinary items...........          (2.7)          (1.0)           (7.8)          24.3
   Extraordinary items, net...........................           1.4              -             0.1            2.3
   Net income (loss)..................................          (1.3)          (1.0)           (7.7)          26.6

1999:
   Net sales..........................................  $       46.7   $       41.4   $        49.0  $        50.7
   Operating income (loss)............................          (1.4)          (3.4)           (3.9)           4.3
   Net income (loss)..................................         134.0           (5.8)           (5.6)          (4.4)